Exhibit 99.1

Modular Medical Appoints Industry Veteran Jeff Goldberg to Board of Directors

SAN DIEGO, CA / ACCESSWIRE / May 28, 2025 / Modular Medical, Inc. (Nasdaq: MODD) (“Modular Medical” or the “Company”), an insulin delivery technology company with the first FDA-cleared patch pump designed specifically to meet the needs of “almost-pumpers” with its user-friendly and affordable design, today announced the appointment of Jeff Goldberg to its Board of Directors. Mr. Goldberg brings decades of experience in health care, life sciences, and medical device leadership, including development of generic insulin. Mr. Goldberg began his work in medical technology alongside pioneering medical entrepreneur, and founder of MiniMed, Alfred E. Mann.

“We are pleased to welcome Jeff Goldberg to the Modular Medical board,” said Jeb Besser, CEO of Modular Medical. “Jeff’s unique background at the intersection of affordable drug-device combinations will be instrumental, as we advance our mission to simplify insulin delivery and improve diabetes care worldwide.”

Mr. Goldberg currently serves as Chairman of Lannett Company, Inc., a generic pharmaceutical manufacturer where he has helped execute a post-restructuring turnaround. During his tenure, Lannett has made significant strides in launching a generic insulin product – progress that aligns closely with Modular Medical’s commitment to innovation and affordability in diabetes care.

In addition to his work at Lannett, Mr. Goldberg previously served as President and CEO within Alfred E. Mann’s incubator, IncuMed, where he oversaw multiple portfolio companies focused on drug-device combination products, including an insulin patch-pump program. His tenure with Mr. Mann’s enterprises included pivotal roles in regulatory strategy, operations turnaround, and successful exits, underscoring his ability to guide early-stage technologies to commercial viability.

“Modular Medical is advancing a truly disruptive approach to insulin delivery,” said Mr. Goldberg. “I’m excited to join the board and contribute to the Company’s journey toward simplifying treatment for people living with diabetes, particularly as the industry shifts toward more accessible and patient-friendly solutions.”

Mr. Goldberg also serves on the boards of several healthcare and consumer-focused companies, including ATI Physical Therapy, Cano Health, and Eating Recovery Centers. He holds a JD from UCLA School of Law and an AB from Harvard College.

About Modular Medical

Modular Medical, Inc. (Nasdaq: MODD) is a development-stage medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the Company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Its mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding Modular Medical, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its insulin pump. More information is available at https://modular-medical.com.

CONTACT:

Jeb Besser
Chief Executive Officer
Modular Medical, Inc.
+1 (617) 399-1741
IR@modular-medical.com